Exhibit 10.3

August 4, 2021

Mr. Norman L. Miller

2445 Technology Forest Blvd., Suite 800

The Woodlands, TX 77381

Dear Norm:

In furtherance of the succession planning efforts undertaken by the Board of Directors (the “Board”) and yourself, the Company acknowledges that you will be stepping down as President and Chief Executive Officer of Conn’s, Inc. (the “Company”), and continuing to serve the Company as Executive Chairman of the Board and thereafter either as a nonemployee director or as a Senior Advisor, as described below. Please accept our gratitude for your dedicated service and commitment to the Company, and your efforts toward a smooth transition.

The purpose of this letter is to memorialize the terms of your continued service to the Company.

1.

Executive Chairman. Effective as of August 9, 2021 (the “Transition Date”), you will cease to serve as President and Chief Executive Officer of the Company. Effective as of the Transition Date, you will be employed as Executive Chairman and such employment shall continue until August 9, 2022 (the “Employment Period”); provided, however, that (i) either you or the Board may terminate the Employment Period prior to such date following 30 days’ prior written notice of such termination to the other party, (ii) the Board may terminate the Employment Period immediately at any time for Cause, as defined in your Executive Severance Agreement, dated September 15, 2015 (the “Executive Severance Agreement”) and (iii) your service as Executive Chairman shall automatically cease if you cease to serve on the Board for any reason. As Executive Chairman, you agree to provide services to the Company during the Employment Period as necessary to provide an effective transition of your executive responsibilities to the Company’s incoming President and Chief Executive Officer (the “New CEO”). Such duties and responsibilities shall include those customarily related to such role on a full-time basis, including: (i) integrating the New CEO into the Company, (ii) advising the New CEO on the current and past operations of the Company, (iii) working with the Board and CEO to set strategy, (iv) serving as a mentor and counselor to the New CEO, (v) upon request of the Board or the New CEO, communicating with investors, analysts, lenders and other stakeholders, (vi) working with Lead Independent Director and New CEO to assist with the preparation and conducting of Board meetings, including developing meeting agenda, assisting with the development of Board reports and meeting materials along with conducting pre-Board meetings with the Company’s management team, (vii) together with the New CEO, interfacing between the Company’s management team and the Board, (viii) working with the board help to understand what is working well and what is not in the relationship and share views around the CEO’s on going performance, (ix) step in further in crisis management situations where the company reputation, viability or other risks are at play and (x) performing other responsibilities and special projects as may be determined and assigned by the Board.

During the Employment Period, your compensation will consist of the following components:

(a)

You will continue to receive a base salary at an annual rate of $1,000,000 (the “Base Salary”). If the Company terminates the Employment Period prior to August 9, 2022 for a reason other than Cause, or you are not re-elected to serve on the Board or are removed from the Board for any reason other than conduct by you constituting Cause, you will continue to receive your Base Salary through August 9, 2022.

(b)

In addition to your annual bonus payable for the 2022 fiscal year (i.e., ending January 31, 2022) (the “FY22 Annual Bonus”), you will be eligible for an annual target cash bonus opportunity for the 2023 fiscal year (i.e., ending January 31, 2023) equal to 150% of your Base Salary, with a maximum payout opportunity equal to 200% of the target amount (the “FY23 Annual Bonus”); provided, however, that the FY23 Annual Bonus will be prorated to reflect the portion of the 2023 fiscal year that is completed during the Employment Period and be paid based on actual performance at the same time that bonus payments are made to other senior executives of the Company for the 2023 fiscal year. Such proration will be based on the number of days in which you are employed by the Company during the 2023 fiscal year as a percentage of the total number of days during the 2023 fiscal year. If the Company terminates the Employment Period prior to August 9, 2022 for a reason other than Cause, you shall continue to be eligible for your FY22 Annual Bonus (to the extent it is earned but has not been paid) and the FY23 Annual Bonus, prorated as described above, in each case as though your employment had continued through August 9, 2022, and based on actual performance results. If your employment terminates prior to the end of the 2023 fiscal year due to your resignation or a termination by the Company for Cause, you will not receive any portion of the FY22 Annual Bonus, to the extent it has not already been paid, or the FY23 Annual Bonus.

(c)

If you remain employed by the Company as of the date on which the Company grants its regular annual equity awards to senior executives of the Company for the 2023 fiscal year, you will be granted a long-term incentive equity grant for the 2023 fiscal year in a form to be determined by the Board and consistent with awards granted to other senior executives of the Company (the “2023 LTI Award”), with a target grant date value equal to 150% of your Base Salary. If the Company terminates the Employment Period prior to August 9, 2022 for a reason other than Cause, you shall continue to become vested in the 2023 LTI Award, as though your employment had continued through August 9, 2022 and the Transition Period, defined below. If your employment terminates prior to the end of the 2023 fiscal year due to your resignation or a termination by the Company for Cause, you will be entitled only to the portion of the 2023 LTI Award that has become vested as of the date of your termination.

(d)

Through August 9, 2022, you will continue to be eligible to participate in all applicable employee benefit plans maintained by the Company (including health, welfare and retirement benefits) as well as any perquisite programs generally provided to senior executives of the Company. At the end of the Employment Period, you will receive a cash payment equal to the value of all accrued but unused vacation time.

(e)

The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. In addition, the Company will reimburse up to $15,000 in fees and costs incurred by you in connection with tax and legal assistance associated with the drafting and execution of this letter agreement and changes to your employment status reflected herein.

2.

Service as Nonemployee Director or Senior Advisor. If you remain employed as Executive Chairman through August 9, 2022 (the “Employment Separation Date”), then effective as of the Employment Separation Date you shall continue serving on the Board as a nonemployee director. If you are not re-elected to the Board during the seven-month period beginning on the Employment Separation Date (the “Transition Period”), the Board shall engage you as a Senior Advisor for the remainder of the Transition Period for purposes of providing transitional advisory services to the Company. The level of services that you perform for the Company as Senior Advisor will not be in excess of 20% of the average level of services that you had performed for the Company during the three-year period prior to the Transition Period. Nothing in this letter shall confer any right or expectation that you will continue to be nominated or serve as a member of the Board for any specified period of time.

To the extent you continue to serve as a nonemployee director of the Company during the Transition Period, you will be compensated in accordance with the Company’s compensation policy for nonemployee directors. To the extent you are engaged by the Company as a Senior Advisor during the Transition Period, you will receive no additional compensation for serving as a Senior Advisor than the continued vesting and exercisability of your outstanding equity awards, including the FY23 LTI Award.

3.

Executive Severance Plan. Except as provided below, the terms and conditions of the Executive Severance Agreement shall remain in effect (including the non-disclosure, non-competition and non-solicitation obligations set forth in Section 7 of the Executive Severance Agreement). For purposes of the Executive Severance Agreement, you and the Company agree that the termination of your services at the end of the Transition Period shall constitute a termination pursuant to Section 3(b) of the Executive Severance Agreement for purposes of all outstanding equity-based compensation awards that you hold at that time. Accordingly, if on or after March 9, 2023, you are no longer serving as Executive Chairman, director, or Senior Advisor, then you will be entitled to continued vesting and exercisability of your outstanding equity compensation awards, including your FY23 LTI Award, for a period of 24 months thereafter. If the Company terminates your service as Executive Chairman or as Senior Advisor during the Employment Period or the Transition Period for a reason other than Cause, then (i) you shall continue to become vested in all outstanding equity-based compensation awards, including the 2023 LTI Award, as though your employment had continued through the end of the applicable vesting periods and (ii) the exercise period of any outstanding stock options shall continue for 24 months after the date on which your service terminates. If your service terminates prior to March 9, 2023 due to your resignation or a termination by the Company for Cause, the vesting and exercisability of such awards shall immediately cease. Except for the continued vesting and exercisability of your equity compensation awards, as set forth above, you hereby waive any right to severance benefits to which you would otherwise be entitled under the Executive Severance Agreement or any other plan or policy maintained by the Company in connection with the termination of your employment or service with the Company.

4.	Additional Covenants. In addition to the non-disclosure, non-competition and non-solicitation covenants set forth in your Executive Severance Agreement:

(a)

You agree on your own behalf and on behalf of, through or in association with any other person or entity, that during the period of your service with the Company (including the Transition Period), and for a period of 18 months following the last day of the Transition Period, determined without regard to any early termination thereof by either you or the Company, you will not, in any manner, directly or indirectly, take any of the following actions: (i) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any securities, including any debt securities (“Securities”) of the Company, or beneficial ownership thereof, or any Securities convertible or exchangeable into or exercisable for any Securities of the Company, or beneficial ownership thereof (other than Securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company with respect to any Securities beneficially owned by you on the date hereof or Securities issued to you upon the exercise or settlement of any Equity Awards held by you as of the date hereof) if such acquisition would, directly or indirectly, cause you together with your affiliates to have a beneficial ownership interest, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of five percent (5%) or more of the issued and outstanding capital stock of the Company, (ii) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any property, asset or business of the Company or any of its affiliates, (iii) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any ownership interest in any joint venture in which the Company or any of its affiliates is a party or any ownership interest in any partner of the Company or any of its affiliates in such a joint venture, (iv) propose to any person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (v) except in your role as an employee or director of the Company, make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) to vote in favor of any proposal for which such solicitation is being made (other than any proposal supported by the Board), or seek to advise or influence any person with respect to the voting of, any voting securities of the Company for any purpose, (vi) form, join, encourage, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (vii) otherwise act, alone or in concert with others, other than in your role as an officer or director of the Company, to seek to control, advise, change or influence the management, Board, governing instruments, policies or affairs of the Company, (viii) disclose any intention, plan or arrangement inconsistent with the foregoing or (ix) encourage, advise, assist or facilitate the taking of any actions by any other person in connection with any of the foregoing. You further agree that, if at any time during such period, you are approached, directly or indirectly, by any third party concerning your participation in any of the above-mentioned matters, you shall promptly inform the Company of the nature of any such matters and the parties involved.

(b)

In addition to, and not in limitation of, any duties that you may already owe to the Company by virtue of your prior service as a director or officer of the Company, you, on your own behalf or on behalf of, through or in association with any other person or entity, agree that you shall not directly or indirectly, for yourself or on behalf of any other person, participate in, invest in, purchase, or otherwise pursue in any manner any business opportunity that the Company is currently pursuing or has pursued during your service as a director or officer of, or Senior Advisor to, the Company, or that you have otherwise been made aware of as a result of your service as a director or officer of, or Senior Advisor to, the Company.

(c)

You agree to cooperate fully with the Company and its counsel with respect to any litigation, investigation, government proceedings or general claims which relate to matters with which you were involved during the term of employment or service with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Company or the Company’s counsel, or telephonically, for conferences and interviews and providing truthful testimony in depositions, court proceedings and administrative hearings as necessary for the Company to lawfully defend or prosecute claims, and in general providing the Company and its counsel with the full benefit of your knowledge with respect to any such matter. You agree to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

(d)

You shall be entitled to indemnification in connection with any claims asserted against you relating to your employment with the Company, service as a Senior Advisor, or your service on the Board, to the maximum extent provided under the terms of the Indemnification Agreement between you and the Company, the Company’s charter and by laws or any other applicable documentation, in accordance with the terms and conditions set forth therein.

(e)

Any portion of the payments and benefits provided under this letter agreement, as well as any other payments and benefits which you receive pursuant to a Company plan or other arrangement, shall be subject to clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule or any other applicable law, regulation or stock exchange requirement.

(f)	You agree that during the Employment Period and the Transition Period, you will continue to comply with all Company policies that apply to Company employees, consultants and directors.

(g)

Your employment and services hereunder will be provided on an “at-will” basis, such that either you or the Company may terminate such services at any time and for any reason, subject to any notice and compensation requirements set forth above.

(h)

This letter agreement, including the applicable terms of any other agreements incorporated by reference herein, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral relating to the subject matter hereof. This letter, including, but not limited to, the at-will provision set forth herein, may not be modified or amended except by a written agreement signed by you and the Company.

(i)	This letter agreement shall be construed and enforced in accordance with the internal laws of the state of Texas, without regard to its laws relating to choice of law and conflict of laws.

We thank you for your services to the Company over the years and look forward to a successful transition. Please acknowledge your acceptance of this letter agreement by signing below and returning one original document to me.

Sincerely,

/s/ Bob L. Martin

Bob L. Martin

Lead Independent Director

Acceptance Acknowledged:	/s/ Norman L. Miller
Norman L. Miller

Date: August 4, 2021